Shiloh Industries Reports First Quarter 2005 Results

CLEVELAND, OH -- 02/22/2005 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the first quarter ended January 31, 2005.

For the first quarter ended January 31, 2005, the Company reported sales of $151.5 million compared to sales of $140.9 million in the first quarter of fiscal 2004, an increase of 7.5%. Net income for the first quarter of fiscal 2005 was $4.7 million, or $0.30 per share, diluted compared to $1.1 million, or $0.07 per share, diluted reported in the first quarter of fiscal year 2004.

Sales in the first quarter of fiscal 2005 improved over the prior year first quarter on strong heavy truck demand, while the Company's sales in the North American car and light truck market were approximately the same for the first quarters of fiscal 2005 and fiscal 2004. According to industry statistics, the car and light truck production volumes in North America declined slightly for the Company's first quarter of fiscal 2005 compared with the first quarter of fiscal 2004, which resulted in lower sales of some parts that the Company supplies. The lower volumes, however, were offset by sales of product supplied on new vehicles that were launched in the fall of 2004.

Operating income improved to $10.9 million for the first quarter of fiscal 2005 compared to $4.5 million in the first quarter of fiscal 2004. The Company successfully controlled material costs, manufacturing costs and selling, general and administrative expenses resulting in improved profitability.

In commenting on the quarter, President and CEO of the Company, Theodore K. Zampetis said:

"We are pleased with the results of the first quarter, especially considering the uncertainties that we face in our marketplace with respect to production volumes. We have launched products for new vehicle programs and we look to continue to improve our performance as we accelerate to full production volume on these programs.

"During the first quarter of fiscal 2005, we completed an amendment to our credit agreement. These revised terms provide us with greater flexibility in managing our liquidity and the opportunity to lower our financing and interest costs. The Company also received upgrades of its credit rating from Moody's Investor Services to Ba3 and Standard and Poor's Rating Services to BB-."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,050.

A conference call to discuss fiscal 2005 first quarter results will be held on Tuesday, February 22, 2005 at 11:00 a.m. (ET). To listen to the conference call, dial (800) 322-0079 approximately 5 minutes prior to the start time and request the Shiloh Industries first quarter conference call. A replay of the conference call will be available from 5:00 p.m. (ET), Tuesday, February 22, 2005, through 5:00 p.m. (ET) Monday, February 28, 2005. To access the replay, call (877) 519-4471 and enter conference code 5734854.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's amended and restated credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in Shiloh's public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

                        SHILOH INDUSTRIES, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)

                                                        (Unaudited)
                                                    Three months ended
                                                        January 31,
                                                     2005        2004
                                                   --------    --------
Revenues                                           $151,523    $140,894
Cost of sales                                       132,267     127,668
                                                   --------    --------
  Gross profit                                       19,256      13,226
Selling, general and administrative expenses          8,310       8,716
                                                   --------    --------
  Operating income                                   10,946       4,510
Interest expense                                      3,248       2,740
Interest income                                          35           2
Other (expense) income, net                             (36)         83
                                                   --------    --------
  Income before income taxes                          7,697       1,855
Provision for income taxes                            3,002         742
                                                   --------    --------
Net income                                         $  4,695    $  1,113
                                                   ========    ========

Income per share:
  Basic income per share                           $   0.31    $   0.07
                                                   ========    ========
  Diluted income per share                         $   0.30    $   0.07
                                                   ========    ========

Weighted average number of common shares:
  Basic                                              15,870      15,468
                                                   ========    ========
  Diluted                                            16,396      16,059
                                                   ========    ========

CONTACT:

Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600